Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement of Raser Technologies, Inc. (a development stage enterprise) on Form S-3 of our report, dated March 20, 2007 related to our audit of the consolidated balance sheet of Raser Technologies, Inc. (a development stage enterprise) and subsidiaries as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended and for the period after re-entry into development stage (October 1, 2006) through December 31, 2006, and our report dated March 20, 2007 related to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, appearing in the Annual Report on Form 10-K of Raser Technologies, Inc. (a development stage enterprise) for the year ended December 31, 2006.

We also consent to the use of our name appearing under the heading “Experts” in the Registration Statement.

/s/ Hein & Associates LLP

Denver, Colorado

February 13, 2008